Glenn Peipert
22 Chelsea Drive
Livingston, NJ 07039

November 25, 2009

Lori Cohen
CEO
CSI
100 Eagle Rock Ave
East Hanover, NJ 07039

Dear Lori:

With this letter, I hereby submit my resignation from CSI, Inc. as EVP, COO and Trustee of the CSI 401k. As per the terms of my employment agreement, this is my 60 days notice which will make my resignation effective January 25, 2010, upon which time the $35,000 payment will be due. As per our discussion this morning, November 25, 2009, we have mutually agreed to termination terms in accordance with my executed employment agreement with CSI.

At your convenience, I will be glad to discuss any reassignment of work.

I wish you good luck and continued success.

Sincerely,

Glenn Peipert
EVP,COO, CSI 401K Trustee